DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

TerrAscend Corp. (“TerrAscend” or the “Company”) only has common shares, no par value (“Common Shares”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Company has authorized Series A Convertible Preferred Shares, no par value, Series B Convertible Preferred Shares, no par value, Series C Convertible Preferred Shares, no par value, Series D Convertible Preferred Shares, no par value, Exchangeable Shares, no par value and Proportionate Voting Shares, no par value, which are not registered under Section 12 of the Exchange Act.

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s articles of incorporation, as amended (the “Articles”), the Company’s By-laws, and forms of warrants, each of which is filed as an exhibit to the Company’s Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to review the terms and provisions set forth therein for additional information.

Description of the Company’s Securities

Common Shares

TerrAscend Corp. is authorized to issue an unlimited number of the Company’s Common Shares.

Voting Rights, Dividends and Dissolution

The holders of the Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. The holders of the Common Shares are entitled to receive, subject to the rights of the holders of any other class of shares, any dividend declared by the Company. If, as and when dividends are declared by the directors of the Company, each Common Share is entitled to 0.001 times the amount paid or distributed per proportionate voting share of the Company (“Proportionate Voting Share”). In the event of a dissolution, liquidation or winding-up of the Company, the holders of the Common Shares are, subject to the rights of any other class of shares, entitled to receive the remaining property of the Company on the basis that each Common Share is entitled to 0.001 times the amount distributed per Proportionate Voting Share, but otherwise there is no preference or distinction among or between the Proportionate Voting Shares and the Common Shares.

Conversion at Option of Holder

Each issued and outstanding Common Share may at any time, at the option of the holder, be converted into 0.001 of a Proportionate Voting Share. The conversion right may be exercised at any time and from time to time in the manner specified in the Articles of the Company. Exercise of the conversion right requires delivery of a written notice to the Company’s transfer agent signed by the registered holder of the Common Shares (or by his, her or its duly authorized representative) and be accompanied by the certificate or certificates representing the Common Shares, or, if uncertificated, such other evidence of ownership as the transfer agent may require, in respect of which the holder wishes to exercise the right of conversion. This conversion right of the holders of the Common Shares terminates on the occurrence of a Proportionate Share Conversion Event (as defined below).

Effect of Proportionate Voting Shares, Exchangeable Shares and Preferred Shares on Common Shares

The Company is authorized to issue an unlimited number of Proportionate Voting Shares, exchangeable shares of the Company (“Exchangeable Shares”) and preferred shares of the Company (“Preferred Shares”) in one or more series. Currently, there are four series of Preferred Shares: Series A, Series B, Series C and Series D.

Voting Rights

The holders of Proportionate Voting Shares are entitled to 1,000 votes for each Proportionate Voting Share at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series. The holders of Exchangeable Shares and Preferred Shares are not entitled to vote at meetings of the shareholders of the Company

Conversion and Exchange Rights

Each issued and outstanding Proportionate Voting Share may at any time, at the option of the holder, be converted into 1,000 Common Shares. The conversion right may be exercised from time to time in the manner specified in the

Articles of the Company. If the directors of the Company, in good faith, determine that it is no longer advisable to maintain the Proportionate Voting Shares as a separate class of shares, then, effective on the date approved by the directors, all of the Proportionate Voting Shares shall, without any further action on the part of any holder of Proportionate Voting Shares, immediately and automatically be converted into Common Shares at the conversion ratio of 1,000 Common Shares for each Proportionate Voting Share (a “Proportionate Share Conversion Event”).

Each issued and outstanding Exchangeable Share may, at the option of the holder, be exchanged for one Common Share at any time following the Exchange Start Date, as specified in the Articles of the Company. “Exchange Start Date” means the date following the satisfaction of the following terms and conditions: (i) the Triggering Event has occurred; and (ii) all stock exchanges upon which the securities of the holder of the Exchangeable Share (or any entity of which the holder is a subsidiary) are listed for trading have approved the exchange of the Exchangeable Share into a Common Share, to the extent that any such approval is required. In this paragraph, “Triggering Event” means the earlier of: (i) the date that federal laws regarding the cultivation, distribution or possession of marijuana in the United States are changed, such that the Company is fully compliant with federal regulation in the United States; and (ii) the date that all stock exchanges upon which the securities of the holder of the Exchangeable Share (or any entity of which the holder is a subsidiary) are listed for trading have amended their policies to permit listed issuers to invest in entities that are engaged in the cultivation, distribution or possession of marijuana in states in the United States where it is legal to do so, such that the holder of the Exchangeable Share (and any entity of which the holder is a subsidiary) is fully compliant with all rules and regulations of all stock exchanges upon which the securities of the holder of the Exchangeable Shares (or any entity of which the holder is a subsidiary) are listed for trading.

Each Preferred Share may, at any time at the option of the holder, be converted into Common Shares, as specified in the Articles of the Company. Each Series A and Series C Preferred Share is convertible into one Common Share, subject to certain adjustments. Each Series B and D Preferred Share is convertible into 1,000 Common Shares, subject to certain adjustments. The Preferred Shares are also subject to automatic conversion in the event of certain change of control transactions.

Dividends and Dissolution

The holders of the Proportionate Voting Shares are entitled to receive, subject to the rights of the holders of any other class of shares, any dividend declared by the Company. If, as and when dividends are declared by the Company’s Board of Directors, each Proportionate Voting Share is entitled to 1,000 times the amount paid or distributed per Common Share. In the event of a dissolution, liquidation or winding-up of the Company, the holders of the Proportionate Voting Shares are, subject to the rights of any other class of shares, entitled to receive the remaining property of the Company on the basis that each Proportionate Voting Share is entitled to 1,000 times the amount distributed per Common Share, but otherwise there is no preference or distinction among or between the Proportionate Voting Shares and the Common Shares. In the event of a dissolution, liquidation or winding-up of the Company, the holders of the Proportionate Voting Shares are, subject to the rights of any other class of shares, entitled to receive the remaining property of the Company on the basis that each Proportionate Voting Share is entitled to 1,000 times the amount distributed per Common Share, but otherwise there is no preference or distinction among or between the Proportionate Voting Shares and the Common Shares.

The holders of Exchangeable Shares are not entitled to receive any dividends. In the event of a dissolution, liquidation or winding-up of the Company, the holders of the Exchangeable Shares are not entitled to receive any amount, property or assets of the Company.

The holders of Preferred Shares are not entitled to receive any dividends, though the Preferred Shares are entitled to certain conversion ratio adjustments in the event the Company pays certain dividends. The Preferred Shares of each series, with respect to the distribution of assets of the Company in the event of the liquidation, dissolution or winding-up, rank on a parity with the Preferred Shares of every other Series of Preferred Shares, and are entitled to preference over the Proportionate Voting Shares, Common Shares and Exchangeable Shares of the Company. The liquidation preference of the Series A and Series B Preferred Shares is $2,000 per share and the liquidation preference of the Series C and D Preferred Shares is $3,000 per share, with each amount subject to adjustment in various events.

Foreign Ownership of Common Shares

There is no limitation imposed by TerrAscend Articles or by-laws on the right of non-Canadian residents to hold Common Shares or exercise voting rights on Common Shares. The following provides a brief summary of certain limitations imposed by Canadian laws on the rights of non-Canadian residents to hold Common Shares or exercise voting rights on Common Shares, but should not be deemed to be comprehensive or complete in any part, and any such holder or potential holder of Common Shares should undertake a more thorough review of such applicable laws, or consult the advice or services of a qualified expert or professional.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). The legislation permits the Commissioner of Competition of Canada (“Commissioner”), to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in the Company. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition prevents or lessens, or is likely to prevent or lessen, competition substantially.

This legislation also requires any person or persons who intend to acquire more than 20% of Common Shares or, if such person or persons already own more than 20% of Common Shares prior to the acquisition, more than 50% of Common Shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

Investment Canada Act

Under the Investment Canada Act an “acquisition of control” of a Canadian business by a “non-Canadian” (as determined pursuant to the Investment Canada Act) involving the “acquisition of control” are either (i) subject to review prior to completion (a “Reviewable Transaction”) or (ii) subject to a requirement to submit a notification in prescribed form with the responsible Canadian federal government department or departments not later than 30 days after closing. An investment will be a Reviewable Transaction where the applicable financial threshold is met. Subject to certain exemptions, a Reviewable Transaction may not be implemented until an application for review has been filed and the responsible Minister or Ministers of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act.

The Investment Canada Act contains various rules to determine if there has been an “acquisition of control” by a non-Canadian. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent divided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

The Investment Canada Act, also includes a discretionary national security review regime which allows the federal government to review a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada” where the federal government believes that the investment by a non-Canadian could be “injurious to national security.” No financial threshold applies to a national security review. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. A national security review may occur on a pre- or post-closing basis.

Exchange Controls

There are no government laws, decrees or regulations in Canada which restrict the export or import of capital or which affect the remittance of dividends, interest or other payments to non-resident holders of Common Shares. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax.

Certain Canadian Federal Income Taxation

The following general summary describes the principal Canadian federal income tax consequences applicable to a holder of Common Shares who is a resident of the US, who is not, will not be and will not be deemed to be a resident of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”) and who does not use or hold, and is not deemed to use or hold, his, her or its Common Shares in the capital of the Company in connection with carrying on a business in Canada (a “Non-Resident Holder”).

This summary is based on the current provisions of the Tax Act and the regulations thereunder, the Canada-United States Tax Convention as amended by the Protocols thereto (the “Canada-US Treaty”) and the Company’s understanding of the current publicly available administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act and the regulations (the “Proposed Amendments”) announced by or on behalf of the Minister of Finance (Canada) in writing prior to the date hereof and assumes that all Proposed Amendments will be enacted in the form proposed although there can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below. There can be no assurance that the CRA will not change its administrative policies or assessing practices. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder or prospective holder of Common Shares, and no opinion or representation with respect to the tax consequences to any holder or prospective holder of Common Shares is made. Accordingly, holders and prospective holders of Common Shares should consult their own tax advisors with respect to the income tax consequences of purchasing, owning and disposing of Common Shares in their particular circumstances.

Dividends

Dividends paid or credited or deemed to be paid or credited by the Company to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of such withholding to which the Non-Resident Holder is entitled under an applicable income tax treaty between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-US Treaty, the withholding tax rate in respect of a dividend paid to a Non-Resident Holder who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Canada-US Treaty, is generally reduced to 15% (or to 5% for a company that holds at least 10% of the voting stock of the corporation paying the dividend).

Capital Gains

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Common Shares of the Company, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Shares disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under the Canada-US Treaty. Provided that, at the time of disposition, the Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act, the Common Shares generally will not constitute “taxable Canadian property” of a Non-Resident Holder at that time, unless, at any time in the sixty (60) month period preceding the disposition the following two conditions were met concurrently: (a) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length and (iii) partnerships in which persons referred to in (i) or (ii) hold a membership interest (directly or indirectly through one or more partnerships); and (b) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or an interest in, or for civil law rights in, the property described in (i) to (iii), whether or not such property exists. Notwithstanding the foregoing, a Common Share may in certain circumstances be deemed to be taxable Canadian property of a Non-Resident Holder for purposes of the Tax Act.

Warrants

Warrants to Purchase Common Shares

As of December 31, 2023, there were 26,920,878 warrants to purchase Common Shares outstanding (the “Common Share Warrants”) at a weighted average exercise price of $4.22 per share. Each Common Share Warrant entitles the registered holder to purchase one Common Share at a price per share described below and subject to adjustment as discussed below.

Exercisability. The Common Share Warrants are exercisable:

•With respect to all 26,920,878 Common Share Warrants outstanding, such Common Share Warrants may be converted into Common Shares at the holder’s option.

•With respect to 669,507 Common Share Warrants outstanding, 50% of such Common Share Warrants may be exercised on the first anniversary of the issuance, with the remainder exerciseable on the second anniversary of the issuance.

Exercise Price. The exercise price per Common Share purchasable upon exercise of the Common Share Warrants is:

• USD$1.81 as to 435,212 Common Share Warrants outstanding;

• USD$1.95 as to 3,590,334 Common Share Warrants outstanding;

• CAD$3.74 as to 2,152,733 Common Share Warrants outstanding;

• CAD$5.14 as to 15,656,242 Common Share Warrants outstanding;

• CAD$5.95 as to 2,225,714 Common Share Warrants outstanding;

• CAD$6.49 as to 707,537 Common Share Warrants outstanding;

• USD$7.00 as to 234,295 Common Share Warrants outstanding;

• CAD$15.28 as to 1,926,983 Common Share Warrants outstanding; and

• CAD$17.19 as to 178,735 Common Share Warrants outstanding, each subject to adjustment, as described below.

Expiration. The Common Share Warrants will expire on:

• December 31, 2032 as to 22,474,130 Common Share Warrants outstanding;

• July 7, 2026 as to 435,212 Common Share Warrants outstanding;

• July 2, 2025 as to 117,147 Common Share Warrants outstanding;

• July 2, 2024 as to 117,148 Common Share Warrants outstanding;

• June 23, 2025 as to 3,590,334 Common Share Warrants outstanding;

• November 26, 2024 as to 66,880 Common Share Warrants outstanding; and

• November 6, 2024 as to 120,027 Common Share Warrants outstanding.

Transferability. Subject to applicable laws, the Common Share Warrants may be transferred at the option of the holders upon completion and delivery to the Company of the transfer form.

Adjustments; Change in Control Transaction. The exercise price and Common Shares issuable upon exercise of the Common Share Warrants are subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s Common Shares. Further, the exercise price and Common Shares issuable upon exercise of the Common Share Warrants are subject to appropriate adjustment in the event the Company consummates certain change in control or capital reorganization transactions (each as defined in such Common Share Warrant) as set forth in such Common Share Warrants.

The exercise price and Common Shares issuable upon exercise of the Common Share Warrants are subject to adjustment pursuant to a formula provided for in the Common Share Warrant in the event the Company shall provide a rights offering to purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per Common Share (or having a conversion or exchange price per Common Share) less than 95% of the current market price.

Additionally, with respect to 22,061,337 Common Share Warrants, in the event the Company consummates an issuer bid or tender exchange offer at a price greater than the current market price, the exercise price shall be adjusted according to the formula set forth in such Common Share Warrants.